EXHIBIT 5
LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500 FAX: (202) 337-5502 WWW.SFTLAW.COM

March 4, 2011

Board of Directors
ViewPoint Financial Group, Inc.
1309 W. 15th Street
Plano, Texas  75075

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the issuance of ViewPoint Financial Group, Inc. (the “Company”) common stock, par value $.01 per share (the “Common Stock”), pursuant to the ViewPoint Financial Group 2007 Equity Incentive Plan (the “Plan”).  We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Company’s Charter, Bylaws, resolutions of its Board of Directors, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted and the award of restricted stock pursuant to the Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.

We hereby consent to the inclusion of our opinion as Exhibit 5 to this Form S-8.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Silver, Freedman & Taff, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.